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                                                                    EXHIBIT 99.1

                 [CHILDREN'S COMPREHENSIVE SERVICES, INC. LOGO]



                                                            NEWS RELEASE
                                                            ------------

FOR IMMEDIATE RELEASE                         Contact:  Donald B. Whitfield
                                                        Chief Financial Officer
                                                        (615) 250-0000

         CHILDREN'S COMPREHENSIVE SERVICES REPORTS DECLINE IN CENSUS AT
            THE HELICON YOUTH CENTER IN RIVERSIDE COUNTY, CALIFORNIA
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                      THIRD QUARTER RESULTS TO BE AFFECTED

NASHVILLE, Tenn. (March 7, 2000) - Children's Comprehensive Services, Inc. ("CCS") (Nasdaq/NM: KIDS) today announced a licensing investigation of the Helicon, Inc. ("Helicon") residential treatment program at the Helicon Youth Center ("HYC"), which is managed by CCS, in Riverside County, California, (the "County") by Community Care Licensing ("CCL"), a division of California's Department of Social Services. This investigation has led to an unexpected and substantial decline in the census of the HYC, which will have a significant negative impact on CCS's results for the third quarter of fiscal 2000.

         William J Ballard, Chairman and Chief Executive Officer, commented, "CCS has been disappointed by the actions of placing agencies in a number of California counties to reduce referrals and remove youth from the HYC due to alleged licensing violations that were under routine investigation by CCL. Because of the nature of the alleged violations, such actions in our experience were unprecedented prior to the final resolution of this matter. The reduction in census was also unexpected because CCS quickly presented to CCL, and implemented, a plan to correct the alleged violations. Management anticipated that the potential concerns the investigation raised with the placing agencies would have been satisfied because of the nature of the complaints, the prompt good faith effort to implement corrective actions and the excellent record of the HYC since its opening in 1992.

         "However, with the continued decline of the census to less than half the aggregate capacity of the HYC and the group homes, we must consider the possibility that the placing agencies are awaiting final resolution of this matter or further developments before referring additional youth to the HYC. Such a delay could threaten Helicon's ability to continue to operate the HYC at its current licensed capacity, because, under California law, staffing for its program at HYC must be at 90% of licensed capacity regardless of census.

         "Recent developments with officials of Riverside County have made us hopeful that a resolution to this matter can be reached in a timely fashion. In a meeting yesterday, County

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KIDS Announces Census Decline At The Helicon Youth Center
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March 7, 2000



executives expressed a desire to begin placing youth in the HYC before the end of the quarter, assuming the satisfaction of certain conditions. At the same time, we are continuing efforts to work with the HYC's other placing agencies in the state to raise the census at the HYC and are launching a broad marketing effort directed at numerous referral sources throughout California. If our negotiations with Riverside County and our marketing efforts are unsuccessful, we will be forced to consider other alternatives, including reducing licensed capacity or, in a worst-case situation, the cessation of the HYC's activities.

         "The reduction in census has resulted in the average census of the Helicon residential treatment program for the first two months of the third quarter of fiscal 2000 declining to 66% of the average census for the second quarter of fiscal 2000. Average census for the first two months of the third quarter for the six six-bed group homes operated in conjunction with the HYC declined to 21% of the average census for the second quarter. This decline directly affects Helicon's ability to pay CCS management fees for its management of the residential treatment programs and rent for the HYC, which CCS owns. In addition, the decline affects the results of the educational treatment program that CCS operates at the facility in conjunction with its management of the residential treatment programs. CCS's revenues (including management fees and rents) associated with the HYC totaled approximately $768,000 for the second quarter of 2000. Based on current census levels at the HYC and group homes and on our assessment of the collectibility of certain amounts due CCS from Helicon, we anticipate a reduction in revenues versus plan of approximately $600,000 for the third quarter of fiscal 2000 and a related reduction in net income of approximately $400,000, or $0.06 per diluted share.

         "While hopeful regarding our ongoing negotiations, if the Company concludes that it is necessary to cease work at the HYC, we maintain that the County is obligated to reimburse CCS for the remaining economic value of the HYC facility and for damages because the County has breached an implied duty to deal with us in good faith. The County has argued that no duties or contractual obligations have been breached. If CCS is unsuccessful in establishing its position, then the County will be entitled to the Helicon facility, which is located on County-owned land, without compensating the Company. If we are paid for the facility, we estimate that, compared with fiscal 1999, the negative annualized operating impact on net income of ceasing our HYC operations would be approximately $1,055,000 or $0.14 per diluted share. If we are not paid for the facility, we estimate the negative annualized operating impact would be approximately $1,313,000, or $0.18 per diluted share. In addition, we would be forced to write off the HYC facility, which was carried at $6.35 million on our balance sheet at the end of the second quarter of fiscal 2000."

         Mr. Ballard concluded, "We intend to use every effort to resolve this matter so we can continue to serve the youth of California at the HYC. And regardless of the outcome of the current


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KIDS Announces Census Decline At The Helicon Youth Center
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March 7, 2000


situation, we believe Helicon will remain a viable operation because of its other operations in California and Tennessee. In spite of this unexpected set back to our outstanding programs at HYC, our ongoing experiences with other state and municipal governmental agencies in California and many other states support our strong belief in the great demand for services for at-risk youth and in CCS's ability to provide the highest quality services to meet this demand."

         To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Actual operations and results may differ materially from those expressed in the forward-looking statements made by the Company. Please refer to CCS's filings with the Securities and Exchange Commission for additional information. The Company disclaims any intent or obligation to update these forward-looking statements.

         Children's Comprehensive Services provides education, treatment and juvenile justice services for at-risk and troubled youth either directly or through management contracts. It currently offers these services through the operation and management of nonresidential specialized education programs and day treatment programs and both open and secured residential treatment centers to approximately 3,700 youth in 14 states. More information about Children's Comprehensive Services is available on the Company's Website at http://www.ccskids.com.

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